Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Date of Issuance: October 22, 2024

WARRANT TO ACQUIRE

SECURITIES OF

INNVENTURE, INC.

(Void after March 31, 2035)

This certifies that WTI FUND XI, LLC, a Delaware limited liability company, or assigns (“Holder”), for value received, is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to acquire from INNVENTURE, INC., a Delaware corporation formerly known as Learn SPAC Holdco, Inc. (“Company”), the Applicable Number (hereinafter defined) of fully paid and nonassessable shares of, at Holder’s option, either (i) the common stock of Company (“Common Stock”) or (ii) any Subsequent Round Stock (hereinafter defined) of Company (the Common Stock and the Subsequent Round Stock, as applicable, are sometimes referred to herein as the “Warrant Stock”), for cash, at a purchase price equal to $0.01 per share (the “Stock Purchase Price”). Holder may also exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below. This Warrant is issued in connection with that certain Loan and Security Agreement and Supplement thereto, both of even date herewith (as amended, restated and supplemented from time to time, the “Loan Agreement” and the “Supplement”, respectively), among Company and Company’s subsidiary, Innventure LLC, as borrowers (“Borrowers”), and Holder’s subsidiary, WTI Fund XI, Inc., as lender (“Lender”). Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Loan Agreement and the Supplement, unless the context would otherwise require. Notwithstanding anything to the contrary in this Warrant, if Lender elects to exchange this Warrant for the cash payment described in Part 2, Section 3(d) of the Supplement then this Warrant shall be null and void upon Lender’s (or Holder’s) receipt of such payment.

“Applicable Number” means the number of shares of Warrant Stock acquirable hereunder obtained by dividing (A) $2,500,000 (the “Coverage Amount”), by (B) the Exercise Price (hereinafter defined). If in any case the Applicable Number includes a fraction then the fraction shall be rounded down to the closest integral number. Company represents and warrants to Holder that the unaffiliated Innventure LLC unitholders who acquired shares of the Company’s Common Stock in the “deSPAC” transaction that occurred on or around the date of issuance of this Warrant did not receive and were not entitled to receive any options, warrants, or other convertible securities or similar consideration in connection with the “deSPAC” transaction.

“Exercise Price” means:  (i) if Holder chooses for this Warrant to be exercisable for Common Stock, $10.00 per share; provided, however, that if, as of the date which is eighteen (18) months after the date that Company’s Common Stock began trading, the VWAP (hereinafter defined) of Company’s Common Stock over the five (5) Trading Days (hereinafter defined) ending on the Trading Day immediately preceding such eighteen (18) month anniversary is less than $10.00 per share then the Exercise Price shall be reduced to such lower VWAP; or (ii) if Holder chooses for this Warrant to be exercisable for Subsequent Round Stock, the corresponding Subsequent Round Price (hereinafter defined). “VWAP” means, for Company’s Common Stock for a specified period, the dollar volume-weighted average price for such Common Stock on the Principal Market (hereinafter defined), for such period, as reported by Bloomberg through its “AQR” function, subject to appropriate adjustments for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. “Trading Day” means any day on which the Principal Market is open for trading (regular way), including any day on which it is open for trading (regular way) for a period of time less than the customary time. “Principal Market” means the principal national securities exchange on which Company’s Common Stock is then listed or traded.

“Subsequent Round Price” means the lowest price per share paid by any Person for Company’s equity securities (as applicable, the “Subsequent Round Stock”) issued in a corresponding Subsequent Round (hereinafter defined), including for this purpose the value of all consideration given by any Person for such equity securities and specifically including any discounts afforded to any Person upon conversion of any convertible security (e.g., a promissory note or a “simple agreement for future equity” (i.e., a SAFE)) held by any such Person in connection with the corresponding Subsequent Round or otherwise. “Subsequent Round” means each and every round of equity financing after the date hereof where either (x) Company receives gross cash proceeds of at least $10,000,000 in a single transaction or series of related transactions, (y) there are punitive terms (e.g., a round of financing that effectuates a recapitalization of Company) or (z) the securities Company sells or issues have a liquidation preference, and in each case, includes (and Holder shall be entitled to receive (as calculated in relation to the Coverage Amount)) any options, warrants, or other convertible securities or similar consideration, if any, issued or delivered to any Person in connection with such Person’s acquisition of the corresponding Subsequent Round Stock. For the avoidance of doubt, Holder’s option to have this Warrant be exercisable for Subsequent Round Stock shall be a continuing option as to each and every Subsequent Round, provided that such option shall apply to the entire Warrant. Company and Holder acknowledge and agree that a Subsequent Round could include additional issuances of shares of Company’s Common Stock to investors primarily for the purpose of raising capital.

Notwithstanding anything to the contrary in the preceding paragraphs, if prior to a corresponding Subsequent Round Company consummates a Bridge Financing (hereinafter defined) then Holder may elect to surrender this Warrant to Company at any time prior to the occurrence of a Trigger Event (hereinafter defined) and receive in exchange therefor (in lieu of all rights to purchase shares of either Common Stock or Subsequent Round Stock represented by this Warrant), all of the same consideration, securities, instruments (e.g., convertible promissory notes) and rights (collectively, the “Bridge Financing Consideration”) that Holder would have received had it participated as a lender in such Bridge Financing with a loan in the notional principal amount equal to the Coverage Amount; provided, however, that (i) if Holder exercises its right set forth hereunder, Holder shall be required to enter into the same definitive documents executed by the other lenders in such Bridge Financing and (ii) if Holder exercises its right set forth hereunder, Holder shall be required to comply with the same timeline as the other lenders in such Bridge Financing. “Bridge Financing” means each and every round of debt financing effected by Company after the date hereof, whether the purpose of such financing is to bridge Company to a Subsequent Round or a Liquidity Event (as such term is defined in Section 4.3 hereof). “Trigger Event” means the occurrence of an event that will trigger the conversion or repayment of the corresponding Bridge Financing Consideration. Company agrees to provide Holder with prior written notice of the occurrence of a Trigger Event.

In the event Company sells or issues any of its securities prior to the Expiration Date in a manner that would qualify as a “Subsequent Round,” Company shall provide Holder with written notice of such sale or issuance no later than five (5) Business Days (hereinafter defined) after the date of such sale or issuance, including the price and terms of such securities (the “Subsequent Securities”). “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or governmental action to close. In the event Holder determines, in its sole and absolute discretion, that any Subsequent Securities contain terms more favorable to the holder(s) thereof than the terms set forth in this Warrant and/or the Warrant Stock acquirable hereunder, Holder may elect to exchange this Warrant for the equivalent dollar value of such Subsequent Securities; provided, however, that the failure of Company to deliver such written notice shall not affect the rights of Holder to so exchange this Warrant as set forth herein.

As soon as reasonably practicable after the occurrence or non-occurrence of the latest event or condition necessary to determine (i) the actual number and type of shares of Warrant Stock acquirable hereunder or (ii) the Exercise Price, if applicable, Company shall deliver a supplement to this Warrant (subsequent to a request by Holder therefor), in substantially the form of Exhibit “A” attached hereto, specifying the total number and (if applicable) series of shares of Warrant Stock acquirable hereunder after giving effect to the foregoing calculations, and otherwise completed with such quantity and price terms and other information as have been determined as a result of the occurrence or non-occurrence of such events or conditions. The provisions of such supplement, once completed and executed, shall control the interpretation and exercise of this Warrant; provided, however, that the failure of Company to deliver such supplement shall not affect the rights of Holder to receive the number and type of shares of Warrant Stock as set forth herein.

Subject to Section 4.3, this Warrant may be exercised at any time or from time to time up to and including 5:00 p.m. (Pacific time) on March 31, 2035 (the “Expiration Date”), upon surrender to Company at its principal office at 6900 Tavistock Lakes Boulevard, Suite 400, Orlando, Florida 32827 (or at such other location as Company may advise Holder in writing) of this Warrant properly endorsed with the form of subscription attached hereto (the “Form of Subscription”) duly completed and signed and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

               1.          Exercise; Issuance of Certificates; Payment for Shares; Exercise Limitations.

(a)          Unless an election is made pursuant to clause (b) of this Section 1, this Warrant shall be exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Warrant Stock (but not for a fraction of a share) which may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares to be purchased. Company agrees that the shares of Warrant Stock purchased under this Warrant shall be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which the Form of Subscription shall have been delivered and payment made for such shares. Subject to the provisions of Section 2, certificates for the shares of Warrant Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, shall be delivered to Holder by Company at Company’s expense within a reasonable time after the rights represented by this Warrant have been so exercised. Except as provided in clause (b) of this Section 1, in case of a purchase of less than all the shares which may be purchased under this Warrant, Company shall cancel this Warrant and execute and deliver a new warrant or warrants of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within a reasonable time. Each stock certificate so delivered shall be in such denominations of Warrant Stock as may be requested by Holder and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2.

(b)          Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Common Stock computed using the following formula:

Where:	X	=	the number of shares of Warrant Stock to be issued to Holder.

Y	=	the number of shares of Warrant Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A	=	the Per Share Price (as defined in Section 1(c) below) of one (1) share of Warrant Stock at the time the net issuance election under this Section 1(b) is made.

B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering a signed Form of Subscription to Company via facsimile or electronic mail, to be followed by delivery of this Warrant.

(c)          For purposes of Section 1(b), “Per Share Price” means:

(i)          If the Warrant Stock is traded on a securities exchange or actively traded over-the-counter:

(1)          If the Warrant Stock is traded on a securities exchange, the Per Share Price shall be deemed to be the closing price of the Warrant Stock as quoted on any exchange, as published on Yahoo! Finance (or a successor thereto or equivalent publisher) for the trading day immediately prior to the date of Holder’s election hereunder.

(2)          If the Warrant Stock is actively traded over-the-counter, the Per Share Price shall be deemed to be the closing bid or sales price, whichever is applicable, of the Warrant Stock for the trading day immediately prior to the date of the Holder’s election hereunder.

(ii)          If (i) is not applicable, the Per Share Price shall be the price per share determined in good faith by the Board of Directors of Company (the “Board”) based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including in the case of a Liquidity Event the consideration receivable by the holders of the Warrant Stock in such Liquidity Event and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the corresponding Warrant Stock.

(d)          Notwithstanding anything herein to the contrary or in the Loan Agreement or Supplement, Company shall not issue to Holder any Warrant Stock to the extent such shares after giving effect to such issuance after exercise and when added to the number of shares of Common Stock (1) issued or issuable upon exercise of the Warrant to Acquire Securities of Innventure, Inc., dated October 22, 2024, by and between Company and WTI FUND X, LLC and (2) issued and issuable upon conversion of any shares of Series B preferred stock issued pursuant to the Investment Agreement, dated September 27, 2024, by and among Learn SPAC Holdco, Inc. and the purchasers listed on Schedule I thereto, would:

(i)        result in Holder (together with Holder’s affiliates) (a) beneficially owning in excess of 19.99% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Maximum Aggregate Ownership Amount”) or (b) controlling in excess of 19.99% of the total voting power of Company’s securities outstanding immediately after giving effect to such issuance that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), unless and until Company obtains stockholder approval permitting such issuances in accordance with applicable Nasdaq Stock Market rules (“Stockholder Approval”); and

(ii)        result in the aggregate number of shares of Common Stock issued exceeding 19.99% of the outstanding Common Stock as of the date immediately preceding the date hereof (the “Issuance Cap”) unless and until Company obtains Stockholder Approval.

For purposes of this Section 1(d), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

For purposes of this Section 1(d), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the U.S. Securities and Exchange Commission (the “SEC”), (ii) a more recent public announcement by Company, or (iii) any other notice by Company or Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of Holder, Company shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.

If on any attempted exercise of this Warrant, the issuance of the shares of Warrant Stock would exceed the Maximum Aggregate Ownership Amount, the Maximum Aggregate Voting Amount or the Issuance Cap, and Company shall not have previously obtained Stockholder Approval at the time of exercise, then Company shall issue to Holder requesting exercise such number of shares of Warrant Stock as may be issued below the Maximum Aggregate Ownership Amount, Maximum Aggregate Voting Amount or the Issuance Cap, as the case may be, and, with respect to the remainder of the aggregate number of shares of Warrant Stock, this Warrant shall not be convertible until and unless Stockholder Approval has been obtained. Company agrees to seek such Stockholder Approval as soon as reasonably practicable to enable Holder to exercise this Warrant and acquire the number of shares of Warrant Stock desired by Holder.

2.            Limitation on Transfer.

(a)          This Warrant and the Warrant Stock shall not be transferable, except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and except as otherwise permitted by the federal securities laws and the rules and regulations thereunder. Each holder of this Warrant or the Warrant Stock issuable hereunder will cause any proposed transferee of the Warrant or Warrant Stock to (i) agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 and (ii) comply with the applicable provisions of the federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing and any other provision of this Section 2, Holder may freely transfer all or part of this Warrant or the shares issuable upon exercise of this Warrant (or the securities acquirable, directly or indirectly, upon conversion of the shares, if any) at any time to any affiliate of Holder, by giving Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to Company for reissuance to the transferees(s) (and Holder, if applicable) to the extent permitted by the federal securities laws and the rules and regulations thereunder.

(b)          Each certificate representing (i) this Warrant, (ii) the Warrant Stock, (iii) shares of Company’s Common Stock issued upon conversion of the corresponding Subsequent Round Stock and (iv) any other securities issued in respect to the corresponding Subsequent Round Stock or Common Stock issued upon conversion of the corresponding Subsequent Round Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE AND DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL IN A FORM REASONABLY ACCEPTABLE TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(c)          Holder and each person to whom this Warrant is subsequently transferred represents and warrants to Company (by acceptance of such transfer) that it will not transfer this Warrant (or securities acquirable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), (iii) an opinion of counsel, reasonably satisfactory to counsel for Company, that an exemption from such registration is available, or (iv) Company otherwise satisfies itself that such transaction is exempt from registration.

(d)         Holder shall maintain a register for the recordation of the names and addresses of any Persons owning an interest in this Warrant pursuant to the terms hereof from time to time, and, in order for any transfer of this Warrant to become effective, shall amend such register to reflect any transfer otherwise properly affected pursuant to this Section 2.

3.          Shares to be Fully Paid; Reservation of Shares. Company covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Warrant Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant.  Company will take all such action with commercially reasonable efforts as may be necessary to assure that such shares of Warrant Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Warrant Stock may be listed. Company will not take any action which would result in any adjustment of the Stock Purchase Price (as described in Section 4 hereof) (i) if the total number of shares of Warrant Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Warrant Stock then outstanding and all shares of Warrant Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Warrant Stock then authorized by Company’s Certificate of Incorporation, as amended and restated from time to time (the “Charter”), (ii) if the total number of shares of Common Stock issuable after such action upon the conversion of all such shares of Warrant Stock together with all shares of Common Stock then outstanding and then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding would exceed the total number of shares of Common Stock then authorized by the Charter or (iii) if the par value per share of the Warrant Stock would exceed the Stock Purchase Price.

4.           Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1          Subdivision or Combination of Warrant Stock. In case Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Warrant Stock of Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2         Dividends. If at any time or from time to time the holders of Warrant Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive,

(a)        Warrant Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Warrant Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)        any cash paid or payable, including as a cash dividend, or

(c)        Warrant Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Warrant Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder shall be entitled to receive, without being required to first exercise this Warrant and without payment of any additional consideration therefor, the amount of such securities and property (including cash in the cases referred to in clauses (b) and (c) above), which shall be determined as if Holder had been the holder of record of the shares of Warrant Stock acquirable hereunder as of the date on which the other holders of Company’s Warrant Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3          Automatic Exchange upon a Liquidity Event; Expiration Date.

(a)        Upon the first to occur of the consummation of a Liquidity Event and the Expiration Date (to the extent that Lender has not elected to exchange this Warrant for the cash payment described in Part 2, Section 3(d) of the Supplement), this Warrant shall be automatically exchanged for a number of shares of Company’s securities, such number of shares being equal to the maximum number of shares issuable pursuant to the terms hereof (after taking into account all adjustments described herein) had Holder elected to exercise this Warrant immediately prior to the closing of such Liquidity Event or the Expiration Date, as applicable, and purchased all such shares pursuant to the cash exercise provision set forth in Section 1(a) hereof (as opposed to the cashless exercise provision set forth in Section 1(b)). Company acknowledges and agrees that Holder shall not be required to make any payment (cash or otherwise) for such shares as consideration for their issuance pursuant to the terms of the preceding sentence. “Liquidity Event” means the first to occur of:  (i) the closing of any merger or consolidation (or similar transaction) of Company into or with another entity after which the stockholders of Company immediately prior to such transaction do not hold immediately following the consummation of such transaction by virtue of their shares in Company or securities received in exchange for such shares in connection with the transaction, more than fifty percent (50%) the voting power of the surviving entity; (ii) the closing of any privatization (i.e., a take-private transaction) of Company; (iii) the closing of any sale, lease, license, transfer or other disposition of all or substantially all of the assets of Company in a single transaction or series of related transactions; (iv) the closing of any sale or transfer by Company or its stockholders of fifty percent (50%) or more of the voting power of Company in a transaction or series of related transactions; (iv) the closing of a transaction that constitutes a management buyout of the existing stockholders or the closing of a transaction that constitutes a stockholder buyout in which one or more stockholders that previously had a controlling interest in Company acquire the interests of all of the non-controlling stockholders, or (v) the closing of any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of Company pursuant to the provisions of Company’s charter documents. This Warrant shall terminate upon Holder’s receipt of the number of shares of Company’s equity securities described in this Section 4.3(a). For the avoidance of doubt, Company and Holder acknowledge and agree that the consummation of the Transactions, including the Innventure Merger, shall not be deemed to be a Liquidity Event for purposes of this Warrant.

(b)       Company acknowledges and agrees that, notwithstanding anything to the contrary in the Warrant, on the Expiration Date, Holder shall have the option to exchange this Warrant for a cash payment in an amount equal to the Coverage Amount; provided, however, that Holder shall provide Company with reasonable prior written notice (or by electronic mail to the other party’s or parties’ addresses shown on the Supplement) of its intent to exercise the option set forth in this Section 4.3(b). If Holder exercises the option set forth in this Section 4.3(b) then Company shall make such payment to Holder by wire transfer on the Expiration Date, or within thirty days of the Expiration Date, pursuant to wire transfer instructions provided to Company by Holder.

4.4        “Pay-to-Play” Exemption. In the event that the rights, preferences or privileges of the shares of Warrant Stock issuable upon the exercise of this Warrant are amended or modified, or a recapitalization, reclassification, conversion or exchange of such outstanding shares of Warrant Stock is effected in connection with an equity or debt financing transaction which occurs after the date hereof (each, as applicable, a “Pay-to-Play Transaction”), this Warrant (and the shares of Warrant Stock issuable hereunder) shall be exempt from such Pay-to-Play Transaction, and shall automatically and without any action required by Holder become exercisable for the type of securities as would have been issued or exchanged, or would have remained outstanding or been purchasable, as the case may be, in respect of the shares of Warrant Stock issuable hereunder had Holder exercised this Warrant in full prior to such event and purchased all shares pursuant to the cash exercise provision set forth in Section 1(a) hereof, and participated in the equity or debt financing to the maximum extent permitted.

4.5         Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, Company shall give written notice thereof, by either (i) first class mail, postage prepaid or (ii) electronic mail, addressed to the registered holder of this Warrant at the address of such holder as shown on the books of Company or as otherwise known by Company. The notice, which may be substantially in the form of Exhibit “A” attached hereto, shall be signed by an officer of Company and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4.6          Other Notices.  If at any time:

(a)         Company shall declare any cash dividend upon its Warrant Stock;

(b)        Company shall declare any dividend upon its Warrant Stock payable in stock or make any special dividend or other distribution to the holders of its Warrant Stock;

(c)         Company shall offer for subscription pro rata to the holders of its Warrant Stock any additional shares of stock of any class or other rights;

(d)         there shall be any capital reorganization or reclassification of the capital stock of Company, or any other Liquidity Event;

(e)         there shall be a voluntary or involuntary dissolution, liquidation or winding-up of Company; or

(f)         Company shall take or propose to take any other action, notice of which is actually provided to holders of the Warrant Stock;

then, in any one or more of said cases, Company shall give, by first class mail, postage prepaid, addressed to Holder at the address of such Holder as shown on the books of Company, (i) at least 20 days’ prior written notice of the date on which the books of Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action, at least 20 days’ written notice of the date when the same shall take place.  Any notice given in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Warrant Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Warrant Stock shall be entitled to exchange their Warrant Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other action as the case may be. For the avoidance of doubt, any such notice, including any such “written” notice, required pursuant to this Section 4.6 or this Warrant may be provided by electronic mail to the other party’s or parties’ addresses shown on the Supplement.

4.7          Certain Events. If any change in the outstanding Warrant Stock of Company or any other event occurs as to which the other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly effect the adjustments to this Warrant in accordance with the essential intent and principles of such provisions, then the Board shall make in good faith an adjustment in the number and class of shares acquirable under this Warrant, the Stock Purchase Price and/or the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.  The adjustment shall be such as will give Holder upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such shares until after the event requiring adjustment.

5.           Issue Tax. The issuance of certificates for shares of Warrant Stock upon the exercise of this Warrant shall be made without charge to Holder for any issue tax in respect thereof; provided, however, that Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder being exercised.

6.           Closing of Books. Company will at no time close its transfer books against the transfer of this Warrant or of any shares of Warrant Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.          No Voting Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon Holder the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of Company or any other matters or any rights whatsoever as a stockholder of Company. If any dividends are due or paid at any time on the underlying securities for which this Warrant is exercisable then the securities acquirable hereunder shall be deemed to have accrued dividends and be paid identical dividends from the same time as the outstanding shares for which this Warrant is exercisable were first issued. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Warrant Stock, and no mere enumeration herein of the rights or privileges of Holder, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of Company, whether such liability is asserted by Company or by its creditors.

8.          Tax Matters. Holder (including any assignee) shall provide an IRS Form W-9 or applicable IRS Form W-8 to Company prior to becoming party to this Warrant and from time to time upon Company’s reasonable request and at the time or times prescribed by applicable law; provided, that if Holder (including any assignee) does not provide an IRS Form W-9 or an applicable IRS Form W-8 evidencing a complete exemption from U.S. federal income tax withholding on payments to be made pursuant to this Warrant, Company may deduct and withhold from any payments to be made to such Person pursuant to this Agreement any taxes required to be deducted or withheld pursuant to applicable law. To the extent that any taxes are so deducted or withheld and remitted to the applicable taxing authority, they will be treated for all purposes of this Warrant as being paid to the Person in respect of which such deduction or withholding has been made. Company acknowledges that initial Holder provided Company with an IRS Form W-9 prior to the Closing Date and Company shall not be entitled to deduct and/or withhold from any payments to be made to initial Holder.

9.          Registration Rights. Holder shall be entitled, with respect to the shares of Warrant Stock issued upon exercise hereof to all of the registration rights set forth in the Registration Rights Agreement, dated as of October 22, 2024 (as amended from time to time, the “Rights Agreement”), to the same extent and on the same terms and conditions as possessed by the investors thereunder with the following exceptions and clarifications: (i) Holder will have no right to make a written request under the Rights Agreement that Company file a registration statement under Form S-1 of the Securities Act; (ii) Holder will be subject to the same provisions regarding indemnification as contained in the Rights Agreement; and (iii) the registration rights are freely assignable by Holder in connection with a permitted transfer of this Warrant or the shares acquirable upon exercise hereof. Company shall take such action as may be reasonably necessary to assure that the granting of such registration rights to Holder does not violate the provisions of the Rights Agreement or any of Company’s charter documents or rights of prior grantees of registration rights.

10.         Rights and Obligations Survive Exercise of Warrant. The rights and obligations of Company, of Holder and of the holder of shares of Warrant Stock issued upon exercise of this Warrant, contained in Sections 6 and 9 shall survive the exercise of this Warrant.

11.          Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

12.          Notices.  Any notice, request or other document required or permitted to be given or delivered to Holder or Company shall be deemed to have been given (i) upon receipt if delivered personally or by courier, (ii) upon confirmation of receipt if by telecopy, (iii) upon receipt if delivered by electronic mail to the email listed below such party’s signature on the signature page to this Warrant at or before 5:00 p.m. Eastern Time on a Business Day, (iv) at 9:00 a.m. Eastern Time on the immediately succeeding Business Day if received by electronic mail at the email listed below such party’s signature on the signature page to this Warrant after 5:00 p.m. Eastern Time or on a day that is not a Business Day or (iv) three Business Days after deposit in the US mail, with postage prepaid and certified or registered, to each such Holder at its address as shown on the books of Company or to Company at the address indicated therefor in the opening paragraphs of this Warrant.

13.          Survival of Certain Obligations. All of the rights and obligations of Company relating to the Warrant Stock acquirable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of Company shall inure to the benefit of the successors and permitted assigns of Holder. Company will, at the time of the exercise of this Warrant, in whole or in part, upon request of Holder but at Company’s expense, acknowledge in writing its continuing obligation to Holder in respect of any rights (including, without limitation, any right to registration of the shares of Warrant Stock) to which Holder shall continue to be entitled after such exercise in accordance with this Warrant; provided, that the failure of Holder to make any such request shall not affect the continuing obligation of Company to Holder in respect of such rights.

14.        Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware, without regard to the principles of conflicts of law thereof..

15.       Lost Warrants or Stock Certificates. Company represents and warrants to Holder that upon receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.         Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant.  Company shall, in lieu of issuing any fractional share, at its election either pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price or round up to the next whole share.

17.          Representations of Holder. With respect to this Warrant, Holder represents and warrants to Company as follows:

17.1       Experience. It is experienced in evaluating and investing in companies engaged in businesses similar to that of Company; it understands that investment in this Warrant involves substantial risks; it has made detailed inquiries concerning Company, its business and services, its officers and its personnel; the officers of Company have made available to Holder any and all written information it has requested; the officers of Company have answered to Holder’s satisfaction all inquiries made by it; in making this investment it has relied upon information made available to it by Company; and it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Company and it is able to bear the economic and financial risk of that investment.

17.2        Investment.  It is acquiring this Warrant for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. It understands that this Warrant and the shares of Warrant Stock issuable upon the exercise hereof have not been registered under the Securities Act, nor qualified under applicable state securities laws.

17.3       Rule 144. It acknowledges that this Warrant and the Warrant Stock acquirable hereunder must be held indefinitely, unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

17.4     Access to Data. It has had an opportunity to discuss Company’s business, management and financial affairs with Company’s management and has had the opportunity to inspect Company’s facilities.

17.5        Accredited Investor. It is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

18.          Additional Representations and Covenants of Company. Company hereby represents, warrants and agrees as follows:

18.1        Due Organization. Company is a company duly incorporated and validly existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business and is in good standing in each other jurisdiction in which its business is conducted or its properties are located, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

18.2       Authorization, Validity and Enforceability. The execution, delivery and performance of the Warrant are within Company’s powers, have been duly authorized, and are not in conflict with the Charter or Company’s Bylaws. The Warrant constitutes a valid and binding obligation of Company, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights in general, and subject to general principles of equity).

18.3          Offering. Subject in part to the truth and accuracy of Holder’s representations set forth in Section 17 hereof, the offer, issuance and sale of this Warrant is, and the issuance of Warrant Stock upon exercise of this Warrant will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

18.4       No Conflict. The execution, delivery, and performance by Company of this Warrant is not in conflict with any law, rule, regulation, order or directive, or any indenture, agreement, or undertaking to which Company is a party or by which Company may be bound or affected except, in each case, to the extent any such conflict would not reasonably be expected to have a Material Adverse Effect

18.5       Charter and Bylaws. Company has provided Holder with true and complete copies of its Charter and Bylaws, and each other charter document setting forth any rights, preferences and privileges of Company’s capital stock, each as amended and in effect on the date of issuance of this Warrant.

18.6         Intentionally Omitted.

18.7        Financial and Other Reports. From time to time up to the earlier of: (a) the consummation of a Liquidity Event; (b) the Expiration Date (to the extent that Lender has not elected to exchange this Warrant for the cash payment described in Part 2, Section 3(d) of the Supplement) and (c) such date as Holder’s auditors no longer require such information, Company shall furnish to Holder (i) within 180 days after the close of each fiscal year of Company, an audited balance sheet and cash flow statement at and as of the end of such fiscal year, together with an audited statement of income for such fiscal year; provided that if Company’s Board of Directors does not require Company’s financial statements to be audited for a particular fiscal year, then Company shall deliver such financial statements to Holder unaudited, and (ii) within 45 days after the close of each fiscal quarter of Company, an unaudited balance sheet, income statement and cash flow statement, each at and as of the end of such quarter, together with an up-to-date summary capitalization table, provided that such capitalization table shall be provided to Holder only if Company’s securities are not publicly traded; and (iii) promptly after the closing of each equity financing and convertible debt financing consummated by Company after the date this Warrant has been issued, a copy of the term sheet for such financing (if any), a post-closing, summary capitalization table and other information relating to the then-current valuation of Company. In addition, Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s valuation of Company and Holder’s compliance (as determined by Holder in its reasonable discretion) with regulatory, accounting and reporting requirements applicable to Holder; provided, however, that in no event shall Company be obligated to (i) provide Holder with information that is not in Company’s possession or (ii) take any action with a third party or otherwise engage a third party in connection with such request. Notwithstanding the foregoing, Company shall not be required to furnish to Holder the financial information described in this Section 18.7 in the event such financial information has been previously delivered to Lender pursuant to the Loan Agreement. Further notwithstanding anything in this Section 18.7 to the contrary, if in connection with a Liquidity Event Holder receives securities of a privately held company then the rights described in this Section 18.7 shall be deemed to continue to apply to such company in order to enable Holder to comply with regulatory, accounting and reporting requirements applicable to Holder. Further notwithstanding anything in this Section 18.7 or this Warrant to the contrary, Company shall not be required to provide information in respect of which disclosure is prohibited by law, which is subject to attorney-client or similar privilege or constitutes attorney work-product, in respect of which Company owes confidentiality obligations to any third party, which constitutes non-financial trade secrets or non-financial proprietary information or which has been previously made publicly available as part of Company’s filings with the SEC.

19.          Right to Purchase Securities in Future Financings. In connection with any equity or convertible debt securities that Company may from time to time propose to offer or sell after the date of issuance of this Warrant (“Future Financings”), Company hereby grants to Holder the right to invest up to the greater of (i) $1,250,000 and (ii) such amount of cash as is required to enable Holder to purchase that number of any equity or convertible debt securities as will enable Holder to own or acquire immediately after completion of such offering the same percentage of the securities of Company (on a fully diluted, as exercised basis) as Holder owned and/or had the right to purchase (including under this Warrant, under any other warrant instrument held by Holder or any affiliate of Holder or otherwise with respect to any securities owned by Holder or any affiliate of Holder) immediately prior to commencement of such offering. Holder shall not have any obligation to purchase Company’s securities in any such Future Financings. In the event Holder exercises its purchase right set forth hereunder, Holder shall not have any obligation to purchase such securities, except pursuant to those definitive purchase documents executed by other purchasers in connection with the applicable offering. For avoidance of doubt, the right granted herein shall apply to all future sales of Company’s equity and convertible debt securities consummated by Company after the date hereof until the Expiration Date. The right to purchase securities in future sales by Company thereof described in this Section 19 shall survive the payment and satisfaction of all of Company’s Obligations to Lender until the Expiration Date, notwithstanding anything to the contrary set forth in any other Loan Document executed or delivered by Company or Lender after the date hereof. Holder shall be entitled to apportion the rights hereby granted to it among itself and any affiliate of Holder in such proportions as Holder deems appropriate. For the further avoidance of doubt, (i) if the amount raised in any Future Financing is less than $5,000,000, then the Holder’s right to invest in such Future Financing shall be limited to such amount of cash as is required to enable Holder to purchase that number of any equity or convertible debt securities as will enable Holder to own or acquire immediately after completion of such offering the same percentage of the securities of Company (on a fully diluted, as exercised basis) as Holder owned and/or had the right to purchase (including under this Warrant, under any other warrant instrument held by Holder or any affiliate of Holder or otherwise with respect to any securities owned by Holder or any affiliate of Holder) immediately prior to commencement of such offering; (ii) if Holder exercises its purchase right set forth hereunder, Holder shall be required to enter into the same definitive purchase documents executed by other purchasers in connection with the applicable offering; and (iii) if Holder exercises its purchase right set forth hereunder, Holder shall be required to comply with the same timeline as the other purchasers in connection with the applicable offering.

20.          Market Stand-Off. Holder may not Transfer (hereinafter defined) this Warrant or the Warrant Stock until the end of the period beginning on the date of the closing of the Transactions, including the Innventure Merger and ending on the date of the opening of the first trading window at least 180 days after the closing date of the Transactions (the “Lock-up Period”), provided such Transfer restriction shall be applicable to Holder so long as all of Company’s other stockholders are subject to the same restriction. As used in this Section 20, “Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in the foregoing clause (i) or (ii).

21.          Investment Unit. The parties acknowledge and agree that this Warrant and the loans issued pursuant to the Loan Agreement and Supplement are intended to constitute an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended.

[Remainder of this page intentionally left blank; signature page follows]

[Signature Page to Warrant]

IN WITNESS WHEREOF, each of the parties has caused this Warrant to be duly executed by its officer, thereunto duly authorized as of the date of issuance set forth on the first page hereof.

COMPANY:

INNVENTURE, INC.

By:	/s/ Suzanne Niemeyer
Name: Suzanne Niemeyer
Title: General Counsel

ACKNOWLEDGED AND AGREED:

HOLDER:

WTI FUND XI, LLC

By:	WTI Fund XI GP, LLC
Its:	Managing Member

By:	Westech Investment Advisors LLC
Its:	Managing Member

By:	/s/ David Wanek
Name: David Wanek
Title: President and CEO

With a copy which shall constitute notice to:

Fox Rothschild
345 California Street
Suite 2200
San Francisco, CA 94104
Email: jklugman@foxrothschild.com and TPaikedayLeDuc@foxrothschild.com

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To:

☐
The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, (1) See Below ________________ (_____) shares (the “Shares”) of Warrant Stock of __________ and herewith makes payment of _____________ Dollars ($________) therefor, and requests that the certificates for such shares be issued in the name of, and delivered to, _________, whose address is ___________.

☐	The undersigned hereby elects to convert ______ percent (__%) of the value of the Warrant pursuant to the provisions of Section 1(b) of the Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in Section 17 of this Warrant and by its signature below hereby makes such representations and warranties to Company.

Dated

Holder:

By:

Its:

(Address)

(1)
Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Warrant Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be acquirable upon exercise.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned, the holder of the within Warrant, hereby sells, assigns and transfers all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Warrant Stock covered thereby set forth herein below, unto:

Name of Assignee	Address	No. of Shares

Dated

Holder:

By:

Its: